FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-261279-02

BANK 2022-BNK42 **XA Priced** PUBLIC

NEW ISSUE CMBS: approx. $621.834mn BANK 2022-BNK42

CO-LEAD MANAGERS & BOOKRUNNERS: BofA Securities, Wells Fargo Securities and Morgan Stanley

CO-MANAGERS: Academy Securities, Inc. and Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

CLASS	Fitch/Moody’s/KBRA	SIZE($MM)	Spread	Coupon	Yield%	$Price
X-A	AAAsf/Aaa(sf)/AAA(sf)	$506.144	J+275	0.307038	5.619	2.2499

POOL BALANCE	$761,119,401
NUMBER OF LOANS/PROPERTIES	44/69
WA MORTGAGE INT. RATE	4.7453%
WA CUT-OFF LTV	52.5%
WA UW NCF DSCR	2.56x
WA UW NOI DEBT YLD	13.1%
WA ORIG TERM TO MATURITY	114
TEN LARGEST LOANS	69.0%
LOAN SELLERS	WFB(39.4%), MSMCH(35.2%),BANA(19.3%),NCB(6.1%)
TOP 5 STATES	CA(31.3%),NY(15.4%),FL(15.1%),DC(10.0%),TX(8.8%)
TOP 5 PROPERTY TYPES	OF(34.7%),RT(23.3%),HT(10.0%),SS(7.6%),MHC(7.4%)

RISK RETENTION Eligible vertical interest ("V")

MASTER SERVICER	Wells Fargo Bank and National Cooperative Bank
SPECIAL SERVICER	LNR Partners, LLC, National Cooperative Bank, N.A
TRUSTEE	Wilmington Trust
CERT ADMIN	ComputerShare
TRUST ADVISOR	Park Bridge
INITIAL CONTROLLING CLASS REP	LD III Sub VIII, LLC

Documents and Expected Timing
Attached	TERM SHEET, ANNEX A-1, PRELIM PROSPECTUS

SETTLEMENT	On or about June 9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS COMMUNICATION IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THIS OFFERING AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

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